As filed with the Securities and Exchange Commission on August 31, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNISYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	38-0387840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania	19422 (Zip Code)
(Address of Principal Executive Offices)

UNISYS CORPORATION 2024 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN
(Full title of the plan)
__________________

Kristen Prohl, Esq
Senior Vice President, General Counsel, Corporate Secretary and
Chief Administrative Officer
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
(215) 986-4205
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Tina V. John, Esq.
Vice President, Deputy General Counsel and Assistant Secretary
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
(215) 986-4011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES
Unisys Corporation (the “Registrant”) is hereby registering 3,900,000 additional shares of its common stock, par value $.01 per share, for issuance under the Registrant 2024 Long-Term Incentive and Equity Compensation Plan, as amended (the “2024 Plan”). The registration statements on Form S-8 (Registration Nos. 333-279171 and 333-288094, collectively, the “Prior Plan Registration Statements”), as filed with the Securities and Exchange Commission (the “Commission”) with respect to the 2024 Plan on May 7, 2024 and June 16, 2025, respectively, relating to the same class of securities and the same benefit are currently effective and, in accordance with General Instruction E to Form S-8, the contents of the Prior Plan Registration Statements, except to the extent supplemented, amended, or suspended by the information set forth herein, are incorporated herein by reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
* As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2024 Plan as required by Rule 428(b)(1). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.
** Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible executive officers, non-employee directors and employees, pursuant to Rule 428(b) under the Securities Act are available without charge by contacting Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422 or at investor@unisys.com.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
By this reference, the following documents filed or to be filed by Registrant with the Commission are incorporated into and made a part of this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on February 25, 2026 (the “Annual Report”);
2.	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2026, filed with the Commission on May 6, 2026, and June 30, 2026, filed with the Commission on July 30, 2026;
3.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 16, 2026, that are incorporated by reference into the Annual Report;
4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 24, 2026 and May 4, 2026 (in each case other than portions of those documents deemed to be furnished and not filed);
5.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end the fiscal year covered by the Annual Report; and
6.
The description of the Registrant’s common stock, par value $.01 per share (“Common Stock”), contained in Exhibit 1 to its Registration Statement on Form 8-A, dated March 11, 1986, as updated by Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021, together with any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of

Common Stock offered hereby have been sold or which deregisters any shares of such Common Stock then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the above, information that is “furnished” to the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things:
•for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;
•for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;
•for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by the two preceding bullet points; and
•that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.
The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Company to the fullest extent permitted by the DGCL.
The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts, and if the suit is successful, the Company shall reimburse the indemnified party for the expense of bringing the suit. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or the Company’s By-Laws, as amended (the “By-Laws”) or otherwise. The Certificate of Incorporation also allows the Board of Directors to indemnify and hold harmless employees and agents of the Company or any person serving as a director, officer, employee or agent of another enterprise at the request of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
On April 28, 1988, at the Company’s 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements with its directors, and such indemnification agreements have been executed with each of the directors of the Company. The indemnification agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.
The indemnification agreements require indemnification except to the extent (i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or the By-Laws, the DGCL or otherwise than pursuant to the indemnification agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director’s knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Exchange Act, or (v) indemnification has been determined not to be permitted by applicable law.
The indemnification agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors’ and officers’ liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the indemnification agreements also provide for the establishment by the Company of a trust, for the benefit of each director, upon the written request by the director. The trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.
The indemnification agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period. The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following exhibits have been filed as a part of this Registration Statement and are specifically incorporated by reference:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 14, 2025)

4.2
Certificate of Correction of the Amended & Restated Certificate of Incorporation of Unisys Corporation, effective as of November 25, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 28, 2025)

4.3	Amended & Restated By-Laws of Unisys Corporation, effective as of November 25, 2025 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 28, 2025)

4.4	Specimen Stock Certificate representing the Company’s common stock, par value $.01 share (incorporated by reference to Exhibit 4.9 to the Company’s Form S-3 filed on June 12, 2018)

5.1*	Opinion of Troutman Pepper Locke LLP with respect to the validity of the Common Stock

10.1
Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (incorporated by reference to the Appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2024)

10.2
Amendment No.1 to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (incorporated by reference to the Appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2025)

10.3
Amendment No. 2 to the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan (incorporated by reference to the Appendix to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2026)

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm for Unisys Corporation

23.2*	Consent of Troutman Pepper Locke LLP (included as part of Exhibit 5.1 to the Registration Statement)

24.1*	Power of Attorney (included in signature page)

107.1*	Calculation of Filing Fee Tables
* Filed herewith
Item 9. Undertakings.
(a)           The undersigned Registrant hereby undertakes:
(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.           To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
iii.           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Pennsylvania, on the date indicated below.

UNISYS CORPORATION
(Registrant)

August 31, 2026	By:	/s/ Michael M. Thomson
Michael M. Thomson
Chief Executive Officer and President
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Debra McCann and Kristen Prohl his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on June 30, 2026.

Signature	Title

/s/ Michael M. Thomson	Chief Executive Officer and President and Director
Michael M. Thomson	(Principal Executive Officer)

/s/ Debra McCann	Executive Vice President and Chief Financial Officer
Debra McCann	(Principal Financial Officer)

/s/ David Brown	Vice President, Chief Accounting Officer and Corporate Controller
David Brown	(Principal Accounting Officer)

/s/ Nathaniel A. Davis	Chair and Director
Nathaniel A. Davis

/s/ Matthew J. Desch	Director
Matthew J. Desch

/s/ Philippe Germond	Director
Philippe Germond

/s/ Deborah Lee James	Director
Deborah Lee James

/s/ John Kritzmacher	Director
John Kritzmacher

/s/ Paul E. Martin	Director
Paul E. Martin

/s/ Regina M. Paolillo	Director
Regina M. Paolillo

/s/ Troy K. Richardson	Director
Troy K. Richardson

/s/ Roxanne Taylor	Director
Roxanne Taylor